EXHIBIT 10.14

EXECUTIVE INCENTIVE PLAN

I. Introduction

A vital component of First National Community Bank’s (FNCB) success is the ability of the executive management team to meet and exceed performance objectives consistent with the financial and strategic objectives of the bank and the best interests of the shareholders.  The compensation plans at FNCB are a critical component to ensuring the Bank’s ability to attract, hire, motivate and retain executive team members who will maximize successful performance.

First National Community Bank intends to provide executives with a balanced mix of fixed and variable pay.  The intention of all incentive plans is to motivate, reward and reinforce performance and achievement of team and/or individual goals in support of FNCB’s strategic objective for growth and profitability.  They provide the opportunity for reward for meeting and exceeding established financial goals as well as recognition of individual achievements.

While risk is an inherent aspect of business, our compensation plans are designed to reward employees for certain levels of performance without encouraging undue risk-taking which could materially threaten the safety and soundness of the organization or business unit.

The following Executive Annual Incentive Plan has been developed as a meaningful compensation tool to encourage the growth and proper management of the Bank.  The major purposes of the plan are:

•                  To motivate and reward executives for positive Bank performance on an annual basis without encouraging undue risk-taking

•                  To provide a form of variable compensation to executives, which is directly linked to their individual and collective performance

•                  To emphasize the growth and profitability of the Bank

The focus of this plan is to have the executive team achieve annual performance objectives which are coordinated with the long term objectives of the Bank.  This plan exists in conjunction with a long-term incentive plan which focuses on awards for performance against defined performance objectives over a three-year period.  The potential value of these plans at target performance levels is 50% short term (annual incentive plan) and 50% long term (long-term incentive plan.)  These two incentive compensation components work together to provide a balance of long-term and shorter-term awards, ensuring that executives are not focused on short-term performance without the same time providing an equal focus on long-term performance.

II. Plan Year

The plan year for this program will be the calendar year.  The effective date of the plan is January 1, 2013.  The performance measures for this plan will be determined, calculated and approved annually.

III. Participation

Participation in the plan will be determined at the beginning of each plan year by the President & CEO, and approved by the Board of Directors.  To participate, an executive must be a regular employee of the bank with ongoing position responsibilities, which are executive in nature and have a meaningful impact on the Bank’s results.  The President & CEO’s participation will be approved annually by the Board of Directors.  Generally, participants will include executive officers.

The Board of Directors will define the Plan’s participants each Plan year.  For 2013, the participants include the President and Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Retail Banking and Operations Officer, Retail Lending Officer, General Counsel, and Human Resources Officer.

An executive may become a new participant during the plan year if newly hired.  Any awards are pro-rated for the portion of the year in which participation occurs.  The President & CEO makes final determination (with Board approval) of new participation during the plan year for any non-CEO position.

A participant’s eligibility ceases at termination of employment (other than death or disability) and the executive will not receive any awards under the plan for the year of termination.  Termination as a result of death or disability will provide pro-rated awards in the plan through the last working date for the year in which termination occurred.

IV. Performance Factors

The annual portion of the plan is based upon company financial performance factors which may change from year to year. In general, these factors may be measures such as return on assets, return on equity, net income, earnings per share or similar indicators. The factors and weighing of the factors are determined at the beginning of each plan year.  Each factor has quantifiable objectives consisting of threshold, target and maximum goals.  Additionally, a portion of each participant’s award may be based on unit, team, functional area, and/or individual performance objectives which are determined by management at the beginning of each year.  Generally, the President & CEO position may have most or all of his or her performance based on Bank performance and other executives may have a proportionately greater level of their award based on functional area/individual performance.

The Board of Directors defines the Bank’s Performance Factors and Award Schedule for each year. Individual objectives are established and recorded between the executive and the executive’s manager (usually the President & CEO).

The Board of Directors has the authority to modify the target goals used for the Bank’s Performance Factors when events occur during that Plan year that the Board determines should be considered when evaluating incentive opportunities.

While every effort has been made to ensure that this and all FNCB incentive plans do not motivate or reward undue risk taking, any results deemed to have been the result of inappropriate risk will be backed out of incentive payments.  The Board of Directors has the discretion to lever incentive payments down by as much as 100% if it is determined that excessive risk has been taken.  This can be done on an individual or overall basis, as appropriate.

V.  Award Calculation and Distribution

Awards under the plan are calculated according to determination of the established performance factors at year end.  Company performance between the threshold and target, and target and maximum is interpolated. Unit, team, and/or functional area performance, if applicable, is determined by management.  Individual performance is determined by each participant’s manager according to the achievement of objectives and approved by successive levels of management.  Individual employee performance which is not meeting the position’s requirements (an annual performance evaluation which is less than satisfactory) will result in no award granted to that individual for that year even though Company performance is above threshold.

Performance above the defined maximum levels, while not necessarily undesirable or unrealistic, has the potential of requiring increased risk, therefore incentive opportunity will not increase for performance above maximum.

All awards are paid through the payroll system less normal payroll tax withholding.  Payment will be within 60 days after year end.  The Bank shall deduct from all payments under this Plan any federal, state or local taxes required by law to be withheld from such payments.  Income from this Plan is subject to the provisions of the 401(k) deferral plan if the Participant has elected to participate in the 401(k) plan.  As such, this income is subject to deferral, taxing and matching provisions.  Beyond this, there is no deferral feature nor is there any vesting feature of awards under this plan.  Any participant terminating employment (except death or disability) prior to actual payment of award will forfeit that award.

VI. Clawback

Awards will be recalculated if the relevant company performance measures upon which they are based are restated or otherwise adjusted within the 36-month period following the public release of the financial information. Any material overpayments or adjustments required by law will be owed back to the company.

VII. Administration

At least annually, the highest ranking risk officer will review this plan and provide a detailed report including a detailed assessment regarding any risk issues inherent in the plan.  This risk report and the plan document in full will be reviewed by the Compensation Committee of the Board of Directors to ensure that the plan design is consistent with the compensation philosophy of FNCB and that the plan does not motivate undue risk taking.  The annual review will also include the market competitiveness of the plan, the plan’s alignment with the bank’s strategic plan, an assessment of how the plan meets the objectives in the Introduction of this document, plus the plan’s impact on the overall safety and soundness of the bank.  The Compensation Committee will then provide a report and recommendations to the full Board of Directors who are responsible to approve the plan.  The Board of Directors of the bank may amend the plan at any time.

Once established, performance factors are intended to remain in place for the year.

Participation, performance factors, thresholds, targets, maximums and any other participation features are established each plan year and may change from year to year according to the strategic objectives of the company.

The plan does not constitute a contract of employment, and participation in the plan does not give any employee the right to be retained in the service of the bank or any right or claim to an award under the plan unless specifically accrued under the terms of this plan.  Designation as a plan participant conveys the opportunity, but not the right, to any awards conferred under the Plan.

Any right of a participant or his or her beneficiary to the payment of an award under this plan may not be assigned, transferred, pledged or encumbered.

Any adjustments to the financial performance results utilized in this plan because of events that occur during the Plan year must be approved by the Board of Directors.

VIII. Governing Law

Except as preempted under federal law, the provisions of the Plan shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

IX. Plan Approval

This plan has been approved by the Board of Directors of First National Community Bank on                          .

By
Board of Directors
First National Community Bank